UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2013

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 3, 2013, SunPower Corporation (the “Company”) entered into a Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders parties thereto. Until the earliest of (i) July 3, 2016, (ii) December 31, 2014, if the Company has not repaid, exchanged or repurchased its outstanding 4.50% debentures due 2015 by September 30, 2014 and is not in compliance with certain liquidity requirements as of such date, and (iii) January 31, 2014, if the conditions precedent to the Restructuring (as defined below) have not been met or waived as of such date (the “Maturity Date”), the Company may borrow up to $250,000,000 (the “Revolving Loan Commitment”) under the Revolving Credit Agreement. The Revolving Credit Agreement allows the Company to request increases in the Revolving Loan Commitment to an aggregate of $300,000,000, subject to the satisfaction of certain conditions. Amounts borrowed may be repaid and reborrowed until the Maturity Date.

The Revolving Credit Agreement replaces the Company's existing revolving credit facility with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders parties thereto (the “Existing Credit Facility”), which was terminated on July 3, 2013.

Prior to the Restructuring Date (as defined below), the Company is required to pay interest on outstanding borrowings under the Revolving Credit Agreement and fees of (a) with respect to any LIBOR rate loan, 0.60% plus the LIBOR rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; (b) with respect to any alternate base rate loan, 0.25% plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.50%, and (3) the one-month LIBOR rate plus 1%; (c) a commitment fee of 0.06% per annum on funds available for borrowing and not borrowed; (d) an upfront fee of 0.20% of the Revolving Loan Commitment; and (e) an arrangement fee of $50,000 up front and $50,000 per year paid to the Administrative Agent.

Following the Restructuring Date, the Company will be required to pay interest on outstanding borrowings under the Revolving Credit Agreement and fees of (a) with respect to any LIBOR rate loan, an amount ranging from 1.50% to 2.00% (depending on the Company's leverage ratio from time to time) plus the LIBOR rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; (b) with respect to any alternate base rate loan, an amount ranging from 0.50% to 1.00% (depending on the Company's leverage ratio from time to time) plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.50%, and (3) the one-month LIBOR rate plus 1%; (c) a commitment fee ranging from 0.25% to 0.35% (depending on the Company's leverage ratio from time to time) per annum on funds available for borrowing and not borrowed; and (d) an arrangement fee of $50,000 per year paid to the Administrative Agent.

The Revolving Credit Agreement was entered into in conjunction with the delivery by Total S.A., a French société anonyme (“Total S.A.”), of a guaranty (the “Parent Guaranty”) of the Company's obligations under the Revolving Credit Agreement. The Parent Guaranty was issued by Total S.A. pursuant to the Liquidity and Support Agreement, dated as of February 28, 2012, by and among the Company, Total S.A., and the U.S. Department of Energy, and the Compensation and Funding Agreement, dated as of February 28, 2012, by and between the Company and Total S.A., as previously amended (the “Compensation and Funding Agreement”). Pursuant to the Compensation and Funding Agreement, the Company is required to pay to Total S.A. an annual guarantee fee of 2.75% of the guaranteed amount under the Revolving Credit Agreement. The issuance of the Parent Guaranty, together with the termination of the similar $275,000,000 guaranty under the Existing Credit Agreement, increases the capacity available under the Liquidity Support Agreement and Compensation and Funding Agreement by $25,000,000.

On or about January 31, 2014 (the “Restructuring Date”), (i) the Company's obligations under the Revolving Credit Agreement will become secured by a pledge of certain accounts receivable and inventory of the Company and certain of its subsidiaries, (ii) certain of the Company's subsidiaries will enter into guaranties of the Revolving Credit Agreement, and (iii) the Parent Guaranty will expire (the “Restructuring”).

The Revolving Credit Agreement includes representations, covenants, and events of default customary for financing transactions of this type.

Item 1.02.	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: July 9, 2013	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer